Exhibit 99.1

Raven Industries Reports First Quarter Fiscal 2021 Results
Sioux Falls, S.D. - May 19, 2020 - Raven Industries, Inc. (the Company); (NASDAQ:RAVN) today reported financial results for the first quarter that ended April 30, 2020.

First Quarter Fiscal 2021 Noteworthy Items:
•Economic decline from the pandemic adversely impacted sales in all three operating divisions, with Engineered Films experiencing the most significant impact given its exposure to heavily affected end-markets;
•The health and well-being of the Company's team members is being prioritized during this unprecedented time, with significant measures being taken to enhance personal safety and increase social distancing;
•Strong liquidity position enhanced during the first quarter, $2 million in positive cash flow generated;
•Net sales in Applied Technology increased versus the prior year despite challenges arising from the pandemic;
•Engineered Films' net sales declined 25 percent with all markets, except ag, experiencing a sharp decline in end-market demand;
•Ownership of the remaining interest in DOT Technology Corp. (DOT®) was accelerated, with the transaction expected to close in the second quarter of fiscal 2021;
•Aerostar and Engineered Films started temporary production of personal protective equipment (PPE) for medical personnel across the country to assist front-line workers in caring for infected patients.

First Quarter Results:
Consolidated net sales for the first quarter of fiscal 2021 were $86.5 million, down 11.9 percent versus the first quarter of fiscal 2020. All three operating divisions faced significant challenges related to the pandemic throughout the last two months in the first quarter, given our fiscal year-end, with the revenue shortfall being driven mainly by a decline in Engineered Films along with lower net sales in Aerostar. Despite the substantial global economic challenges, Applied Technology achieved year-over-year sales growth versus the first quarter of fiscal 2020 by leveraging its industry-leading products and strong customer relationships.

Consolidated operating income for the first quarter of fiscal 2021 was $3.9 million versus operating income of $15.1 million in the first quarter of fiscal 2020, decreasing 74.0 percent year-over-year. Included in the results for the first quarter of fiscal 2021 was $3.8 million of expenses associated with Raven Autonomy™. The year-over-year decrease in operating income was driven principally by the investment in Raven Autonomy™, a significant decline in operating leverage within Engineered Films and delayed fulfillment of stratospheric platform contracts in Aerostar stemming from the pandemic.

Net income attributable to Raven for the first quarter of fiscal 2021 was $4.0 million, or $0.11 per diluted share, versus $13.2 million, or $0.36 per diluted share, in last year's first quarter. The investment in Raven Autonomy™ reduced net income attributable to Raven by $2.9 million, or $0.08 per diluted share, in the first quarter of fiscal 2021.
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Raven Industries First Quarter 2021 Results
May 19, 2020

Balance Sheet and Cash Flow:
At the end of the first quarter of fiscal 2021, cash and cash equivalents totaled $72.6 million. During the first quarter, the Company initiated a precautionary $50 million drawdown of its revolving credit facility to increase cash on hand. In addition, the Company generated positive cash flow during the quarter, increasing cash sequentially versus the previous quarter by $2 million. The Company is placing a strong emphasis on enhancing cash flow and reducing net working capital given the substantial uncertainties brought about by the current economic environment. Across all three operating divisions, the Company is taking aggressive actions to reduce inventory levels, extend and optimize payment terms, and manage customer credit terms and collections to reduce accounts receivable. The Company is also delaying a significant portion of planned capital expenditures until there is more clarity on the duration and extent of this economic downturn.

Applied Technology Division:
Net sales for Applied Technology in the first quarter of fiscal 2021 were $42.0 million, up slightly versus the first quarter of the prior year. Order activity remained strong for Applied Technology's core products; however, the Company's enhanced safety precautions temporarily reduced workforce availability and precluded certain orders from being fulfilled during the first quarter. The sales development for the division was relatively strong, especially considering the current economic environment. Increased sales to OEMs of new and existing products in the current quarter greatly benefited the division.

Division operating income in the first quarter of fiscal 2021 was $8.9 million, down $4.3 million or 32.5 percent versus the first quarter of fiscal 2020. The decline was primarily driven by the division's strategic investment in Raven Autonomy™. This year's first quarter results included $3.8 million of Raven Autonomy™ related expenses, primarily research and development investments to drive the commercialization of its autonomous ag solutions.

Engineered Films Division:
Net sales for Engineered Films in the first quarter of fiscal 2021 were $33.4 million, down $10.9 million or 24.6 percent year-over-year. In the first quarter, the pandemic adversely impacted most end-markets, with the largest impacts being concentrated in the geomembrane (specifically in the energy sub-market), construction and industrial markets. Historically weak demand for oil, exacerbated by a worldwide over-supply situation, drove West Texas Intermediate prices to lows not previously realized and resulted in a 50 percent decline in rig counts within the Permian Basin. The division's sales into this end-market declined commensurately in the first quarter. Sales into the industrial and construction markets declined approximately 20 percent versus the prior year; however, sales into the ag market grew significantly due to increased market share for high-value grain and silage covers.

Division operating income in the first quarter of fiscal 2021 was $1.6 million, down $4.8 million or 74.7 percent versus the first quarter of fiscal 2020. Lower sales volume and resulting negative operating leverage put significant pressure on the profitability of the division in the first quarter. In addition, given the current economic
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Raven Industries First Quarter 2021 Results
May 19, 2020

environment and the impact this has had on certain customers, the division increased its accounts receivable reserves compared to the first quarter of the prior year. The division continues to monitor its customer credit situations closely, particularly within the geomembrane market (specifically in the energy sub-market).

Aerostar Division:
Net sales for Aerostar in the first quarter of fiscal 2021 were $11.2 million, down $1.0 million or 8.5 percent versus the first quarter of fiscal 2020. The decline in net sales was driven by lower stratospheric platform revenue as Department of Defense travel restrictions prevented the execution on certain contracts. The division expects travel restrictions to be temporary, but the timing of contract delivery could continue to be pushed out if travel restrictions remain in place for an extended period of time. Despite these challenges, the backlog and underlying fundamental demand remains very strong for the division's radar and stratospheric product platforms and technical services. Additionally, the division is expected to complete the fulfillment of its current aerostat contract during this fiscal year. This is expected to generate an additional $7 million in sales through the rest of this fiscal year.

Division operating income in the first quarter of fiscal 2021 was $0.3 million, down $1.7 million or 85.3 percent versus the first quarter of fiscal 2020. The year-over-year decline was driven by delayed stratospheric platform contract fulfillment due to pandemic-related travel restrictions and a strategic increase in research and development expenses to advance product and service capabilities in both radar systems and stratospheric platforms. The capabilities being developed are very unique and position the division for strong future growth.

Update on Strategic Platforms for Growth:
In Raven Autonomy™, the ownership of the remaining interest in DOT Technology Corp. was accelerated in the first quarter of fiscal 2021. This transaction is expected to close in June and will further streamline the development of autonomous technology within Applied Technology. In addition, the Company is actively advancing the perception, path planning and AutoCart® technology purchased with the acquisition of Smart Ag and will be launching an autonomous grain cart solution in fiscal 2021 in advance of the fall harvest. The Company expects strong market acceptance for AutoCart® and is continuing to develop system capabilities for additional use cases and future international expansion. The Company remains committed to sustaining its significant investment in Raven Autonomy™ in fiscal 2021 and beyond, despite the economic environment, due to its confidence in the substantial market potential that exists for autonomous ag solutions.

The Company is confident in the long-term prospects for Raven Composites™ as a strategic platform for growth; however, further investment is being temporarily delayed given the current environment. As economic conditions improve, the Company will begin its planned, aggressive investments to drive Engineered Films to become an industry leader in the reinforced composites market.

Supplemental Raven Autonomy™ Financial Information:
Raven Autonomy™ is a key strategic investment platform that was launched in the fourth quarter of fiscal 2020. Raven Autonomy™ is expected to operate at a loss for the next two years as products are developed and commercialized. The Company strongly believes in the long-term potential from Raven Autonomy™ to be a
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Raven Industries First Quarter 2021 Results
May 19, 2020

tremendous growth opportunity. The financial impact of Raven Autonomy™ in the first quarter of fiscal 2021 was as follows:

First Quarter Fiscal 2021 Financial Impact of Raven Autonomy™
(dollars in millions, except per share amounts)	Increase (Decrease)
Net sales	$0.6
Gross profit	(0.2)
Applied Technology Operating income	(3.8)
Consolidated Operating income	(3.8)
Consolidated EBITDA[2]	(3.7)
Net income attributable to Raven Industries, Inc.	(2.9)

Net income per common share - Diluted	$(0.08)

Fiscal 2021 Outlook:
"I am very proud of the resiliency and innovative spirit of our team members during these unprecedented times," said Dan Rykhus, President and CEO. "By adapting to different working conditions and solving challenges every day, our team members have done an outstanding job carrying out the values our company is built upon.

"In responding to the pandemic, we identified four strategic priorities for our company:
•Upholding the Raven Way;
•Emphasizing cash flow and liquidity;
•Protecting the core business; and
•Continuing to aggressively invest in Raven Autonomy™.

"With respect to upholding the Raven Way, we are prioritizing the health and well-being of our team members through consistent and transparent communications, modifying our policies to encourage remote work, establishing options for team members to take a leave of absence when necessary and adjusting our production processes to enhance social distancing. Additionally, we have shown our commitment to saving and protecting lives through the production of personal protective equipment for front-line medical personnel. We are very proud of how our team members responded when the need to help arose.

"From a liquidity perspective, we are heightening our emphasis on cash flow and working capital management. We took aggressive actions to put processes in place to reduce our inventory while also adjusting terms for accounts receivable and accounts payable with the goal of minimizing net working capital across all of our operating divisions. We also took a close look at our planned capital expenditures and reduced the projected spending by more than $30 million for the fiscal year. These targeted actions will assist in maintaining our strong liquidity position.

"We are committed to protecting our core to ensure the long-term success of our company, which we are balancing with active measures to reduce spending and preserve cash. Challenges will continue in the coming
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Raven Industries First Quarter 2021 Results
May 19, 2020

quarters, but we will not take actions that sacrifice the fundamentals of our business. We have maintained our highly talented team and have had success in taking advantage of our diverse portfolio by adjusting resources across our divisions to areas where demand is higher. In addition, spending reductions have been concentrated in less strategic, discretionary expenses within Raven. During the quarter, we increased our investment in research and development and remain committed to delivering industry-leading products and services to our customers.

"On Raven Autonomy™, we are fully committed and very encouraged with this strategic initiative. This is the most significant growth investment the Company has ever made. We are enthusiastic about the tremendous growth potential of autonomous agriculture solutions and our ability to win in this marketplace. We have a technological advantage today, and we are going to continue to aggressively invest to further this advantage. Our strong balance sheet position is a clear competitive edge in this current economic environment.

"Fiscal 2021 has brought, and will continue to bring forward, unique challenges, but I am confident in our ability to execute on our four strategic priorities while ensuring the health and well-being of our team members. We continue to expect a relatively strong year within Applied Technology, with year-over-year revenue growth from new products. However, low commodity prices, declines in ethanol production and an anticipated tightening of ag lending is expected to limit the division's growth during the remainder of fiscal 2021. Engineered Films will face obstacles as the pandemic has substantial impacts within the division's end-markets, especially in the energy sub-market. Despite the challenges Engineered Films faces, I am convinced our talented team members will continue to meet the needs of our customers and set the foundation for long-term growth. We expect Aerostar to be stable year-over-year, even with the related challenges in the first quarter, and I am excited about the division's prospects and its significant breakout potential. Overall, with conditions constantly changing, the length and duration of this economic slowdown is still uncertain, but we are well prepared to respond to the challenges we will face. The fundamentals of our company remain very strong, and I have great confidence in our long-term success," concluded Rykhus.

Regulation G:
The information presented in this earnings release regarding consolidated and segment earnings before interest, taxes, depreciation, and amortization (EBITDA), do not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Additionally, management has included this non-GAAP information to assist in understanding the operating performance of the Company and its operating segments as well as the comparability of results. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the tables below.

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Raven Industries First Quarter 2021 Results
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About Raven Industries, Inc.:
Raven Industries (NASDAQ: RAVN) is dedicated to providing innovative, high-value products and solutions that solve great challenges throughout the world. Raven is a leader in precision agriculture, high-performance specialty films, and lighter-than-air technologies. Since 1956, Raven has designed, produced, and delivered exceptional solutions, earning the company a reputation for innovation, product quality, high performance, and unmatched service. For more information, visit http://ravenind.com.

Forward-Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act.

Generally, forward-looking statements can be identified by words such as "may," "will," "plan," "believe," "expect," "intend," "anticipate," "potential," "should," "estimate," "predict," "project," "would," and similar expressions, which are generally not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our future operating or financial performance or events, our strategy, goals, plans, and projections regarding our financial position, our liquidity and capital resources, and our product development - are forward-looking statements.

Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements, because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain known risks, as described in the Company’s 10K under Item 1A, and unknown risks and uncertainties that may cause actual results to differ materially from our Company’s historical experience and our present expectations or projections.

Contact Information:
Jared Stearns
Investor Relations Manager
Raven Industries, Inc.
+1(605) 336-2750
Source: Raven Industries, Inc.
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Raven Industries First Quarter 2021 Results
May 19, 2020

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except earnings per share) (Unaudited)

	Three Months Ended April 30,
	2020	2019	Fav (Un) Change
Net sales	$86,496	$98,178	(11.9)%
Cost of sales	58,029	63,112
Gross profit	28,467	35,066	(18.8)%
Gross profit percentage	32.9%	35.7%

Research and development expenses	10,505	7,271
Selling, general, and administrative expenses	14,023	12,674
Operating income	3,939	15,121	(74.0)%
Operating income percentage	4.6%	15.4%

Other income (expense), net	(468)	(69)
Income before income taxes	3,471	15,052	(76.9)%

Income tax expense (benefit)	(478)	1,842
Net income	3,949	13,210	(70.1)%

Net income (loss) attributable to the noncontrolling interest	(98)	—

Net income attributable to Raven Industries, Inc.	$4,047	$13,210	(69.4)%

Net income per common share:
- Basic	$0.11	$0.37	(70.3)%
- Diluted	$0.11	$0.36	(69.4)%

Weighted average common shares:
- Basic	35,928	36,067
- Diluted	36,066	36,393

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Raven Industries First Quarter 2021 Results
May 19, 2020

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

	April 30	January 31	April 30
	2020	2020	2019
ASSETS
Cash and cash equivalents	$72,581	$20,707	$61,370
Accounts receivable, net	60,336	62,552	67,792
Inventories, net	57,101	53,899	58,042
Other current assets	6,268	5,436	7,263
Total current assets	196,286	142,594	194,467

Property, plant and equipment, net	102,061	100,850	105,236
Goodwill	104,608	106,509	50,845
Intangible assets, net	43,826	46,217	15,978
Other assets	11,552	7,087	7,624
TOTAL ASSETS	$458,333	$403,257	$374,150

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$20,392	$14,893	$16,179
Accrued and other liabilities	24,042	23,030	22,276
Redeemable noncontrolling interest payable	17,172	—	—
Total current liabilities	61,606	37,923	38,455

Long-term debt	50,364	225	—
Other liabilities	33,939	29,161	23,012
Total liabilities	145,909	67,309	61,467

Redeemable noncontrolling interest	—	21,302	—

Shareholders' equity	312,424	314,646	312,683
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$458,333	$403,257	$374,150

Net Working Capital and Net Working Capital Percentage[1]
Accounts receivable, net	$60,336	$62,552	$67,792
Plus: Inventories, net	57,101	53,899	58,042
Less: Accounts payable	20,392	14,893	16,179
Net working capital[1]	$97,045	$101,558	$109,655

Annualized net sales	$345,984	$343,044	$392,712
Net working capital percentage[1]	28.0%	29.6%	27.9%

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Raven Industries First Quarter 2021 Results
May 19, 2020

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands) (Unaudited)

	Three Months Ended April 30,
	2020	2019
Cash flows from operating activities:
Net income	$3,949	$13,210
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,176	4,082
Other operating activities, net	3,726	(8,530)
Net cash provided by operating activities	11,851	8,762

Cash flows from investing activities:
Capital expenditures	(4,434)	(1,570)
Purchases of investments	(98)	(843)
Proceeds from sale of assets	251	—
Other investing activities, net	(9)	(28)
Net cash used in investing activities	(4,290)	(2,441)

Cash flows from financing activities:
Dividends paid	(4,658)	(4,682)
Payments for common shares repurchased	—	(2,281)
Proceeds from debt	50,150	—
Payment of acquisition-related contingent liabilities	—	(620)
Other financing activities, net	(844)	(3,082)
Net cash provided by (used in) financing activities	44,648	(10,665)

Effect of exchange rate changes on cash	(335)	(73)

Net increase (decrease) in cash and cash equivalents	51,874	(4,417)
Cash and cash equivalents at beginning of period	20,707	65,787
Cash and cash equivalents at end of period	$72,581	$61,370

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Raven Industries First Quarter 2021 Results
May 19, 2020

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands) (Unaudited)

	Three Months Ended April 30,
	2020	2019	Fav (Un) Change
Net sales
Applied Technology	$42,007	$41,725	0.7%
Engineered Films	33,398	44,292	(24.6)%
Aerostar	11,151	12,190	(8.5)%
Intersegment eliminations	(60)	(29)
Consolidated net sales	$86,496	$98,178	(11.9)%

Operating income
Applied Technology	$8,939	$13,236	(32.5)%
Engineered Films	1,607	6,363	(74.7)%
Aerostar	293	1,996	(85.3)%
Intersegment eliminations	40	1
Total segment income	$10,879	$21,596	(49.6)%
Corporate expenses	(6,940)	(6,475)	(7.2)%
Consolidated operating income	$3,939	$15,121	(74.0)%

Operating income percentages
Applied Technology	21.3%	31.7%	(1040)bps
Engineered Films	4.8%	14.4%	(960)bps
Aerostar	2.6%	16.4%	(1,380)bps
Consolidated operating income	4.6%	15.4%	(1080)bps

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Raven Industries First Quarter 2021 Results
May 19, 2020

RAVEN INDUSTRIES, INC.
EBITDA REGULATION G RECONCILIATION[2]
(Dollars in thousands) (Unaudited)

	Three Months Ended April 30,
			Fav (Un)
	2020	2019	Change
Applied Technology
Reported Operating income	$8,939	$13,236	(32.5)%
Plus: Depreciation and amortization	1,100	1,028	7.0%
ATD EBITDA	$10,039	$14,264	(29.6)%
ATD EBITDA % of Net Sales	23.9%	34.2%

Engineered Films
Reported Operating income	$1,607	$6,363	(74.7)%
Plus: Depreciation and amortization	2,412	2,297	5.0%
EFD EBITDA	$4,019	$8,660	(53.6)%
EFD EBITDA % of Net Sales	12.0%	19.6%

Aerostar
Reported Operating income	$293	$1,996	(85.3)%
Plus: Depreciation and amortization	239	221	8.1%
Aerostar EBITDA	$532	$2,217	(76.0)%
Aerostar EBITDA % of Net Sales	4.8%	18.2%

Consolidated
Net income attributable to Raven Industries Inc.	$4,047	$13,210	(69.4)%
Interest (income) expense, net	144	(230)
Income tax expense (benefit)	(478)	1,842
Plus: Depreciation and amortization	4,176	4,082
Consolidated EBITDA	$7,889	$18,904	(58.3)%
Consolidated EBITDA % of Net Sales	9.1%	19.3%
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1 Net working capital is defined as accounts receivable, (net) plus inventories, (net) less accounts payable. Net working capital percentage is defined as net working capital divided by four times quarterly sales for each respective period.
2 EBITDA is a non-GAAP financial measure defined on a consolidated basis as net income attributable to Raven Industries, Inc., plus income taxes, plus depreciation and amortization expense, plus interest (income) expense, (net). On a segment basis, it is defined as operating income plus depreciation expense and amortization expense. EBITDA margin is defined as EBITDA divided by net sales.

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